Exhibit 107

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

EchoStar Corporation

(Name of Issuer)

EchoStar Corporation

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$2,677,379,000	(1)	$0.00014760	$395,181.14	(2)
Fees Previously Paid
Total Transaction Valuation	$2,677,379,000
Total Fees Due for Filing				$395,181.14
Total Fees Previously Paid
Total Fee Offsets				$395,181.14
Net Fee Due				$0.00

(1)	This valuation assumes the exchange of all of the $1,957,197,000 and $2,908,801,000 aggregate principal amount of the outstanding 0% Convertible Notes due 2025 issued by DISH Network Corporation (the “DISH Network 2025 Notes”) and 3.375% Convertible Notes due 2026 issued by DISH Network Corporation (the “DISH Network 2026 Notes”) pursuant to the exchange offers described in the prospectus forming a part of the registration statement filed by EchoStar Corporation on Form S-4, which was initially filed on January 12, 2024, relating to the transactions described on the Schedule TO with which this exhibit is filed. The valuation, estimated solely for the purpose of calculating the filing fee, is based on last trade prices reported of the DISH Network 2025 Notes and DISH Network 2026 Notes (which are sought for exchange) of $61.33 and $51.75, respectively, on January 9, 2024.

(2)	Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Exchange Act, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	EchoStar Corporation	SC TO-I	005-	January 12, 2024		$395,181.14
Fee Offset Sources	EchoStar Corporation	S-4	333-276514		January 12, 2024		$395,181.14